UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2026

FATHOM HOLDINGS INC.
(Exact name of registrant as specified in its charter)

North Carolina
(State or other jurisdiction of incorporation)

001-39412		82-1518164
(Commission File Number)		(IRS Employer Identification No.)
2000 Regency Parkway Drive, Suite 300, Cary, North Carolina 27518
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code 888-455-6040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	FTHM	Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Second Omnibus Amendment to Senior Secured Convertible Promissory Notes

As previously announced, on September 25, 2024, Fathom Holdings Inc. (the “Company”) issued those certain Senior Secured Convertible Promissory Notes (as amended by the Limited Waiver and Omnibus Amendment, dated as of May 29, 2026, the “Notes”) pursuant to that certain Securities Purchase Agreement, dated as of September 25, 2024 by and among the Company and two accredited investors (each a “Holder” and together, the “Holders”).

The Company and the Holders entered into a Second Omnibus Amendment to Senior Secured Convertible Promissory Notes, dated as of October 1, 2026 (the “Second Amendment”). The Second Amendment provides for the following material terms:

●	Maturity Date. The Maturity Date of the Notes was extended from October 1, 2026 to November 1, 2026.
●	Conversion Price. The conversion price of the Notes changed from $4.25 per share of the Company’s common stock (the “Common Stock”) to $0.65 per share.
●	Exchange Cap. The Company may not issue shares of Common Stock under the Notes if the issuance would exceed 19.99% of the Company’s issued and outstanding Common Stock as of October 1, 2026.
●
Interest Rate Increase. The Notes were amended to increase the interest rate. From October 1, 2026 until all obligations under the Notes are paid in full, interest on the outstanding principal of each Note will accrue at 18% per annum.

●	Asset Monetization Event; Required Payment Amounts. The Second Amendment sets out payment obligations for the Company tied to an Asset Monetization Event (as defined in the Second Amendment).

In addition, the Company made customary representations and warranties to the Holders in the Second Amendment. Among other things, the Company represented that no Event of Default (as defined in the Notes) has occurred and is continuing. The Company also agreed to reimburse the Holders for all reasonable, documented out-of-pocket legal fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of the Second Amendment, not to exceed $5,000 in the aggregate.

Scott Flanders, the chairman of the Company’s Board of Directors, was a party to the Second Amendment as a Holder of one of the Notes. As required by the Company’s internal policies, this related-party transaction was approved by a majority of the independent, disinterested members of the Company’s Board of Directors.

Item 1.02 Termination of a Material Definitive Agreement.

Termination Agreement

As previously announced, on June 16, 2026, the Company entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with Neighborhood Intelligence, Inc. (“NXH”, formerly known as Bed Bath & Beyond, Inc.) and Fathom Merger Sub, Inc., a wholly-owned subsidiary of NXH. The Merger Agreement provided, among other things, that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of NXH (the “Merger”).

On October 5, 2026, the Company and NXH entered into that certain Termination Agreement, dated as of October 5, 2026 (the “Termination Agreement”), which terminates the Merger Agreement in accordance with its terms. Neither party will owe the Termination Fee (as defined in the Merger Agreement) in connection with the termination.

The foregoing descriptions of the Second Amendment and the Termination Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Second Amendment and the Termination Agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03 of this Current Report to the extent required.

Item 8.01 Other Events.

On October 5, 2026, the Company issued a press release announcing the termination of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
10.1*	Form of Second Amendment to Senior Secured Convertible Promissory Notes.
10.2	Termination Agreement, dated October 5, 2026.
99.1	Press Release, dated October 5, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).
*Certain confidential portions to this exhibit have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of the unredacted exhibit to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FATHOM HOLDINGS INC.

Date: October 5, 2026	/s/ Adam Rothstein
Adam Rothstein
Interim Chief Executive Officer